Exhibit 10.19

November 11, 2008

PERSONAL AND CONFIDENTIAL

Mr. Alan D. Feldman

831 South Elm Street

Hinsdale, Illinois 60521

Dear Alan:

This will confirm your acceptance of certain amendments to your employment terms as set forth in your letter agreement with Midas, Inc. (the “Company”), dated January 13, 2003. Unless otherwise modified or addressed herein, the terms of your original letter offer continue to apply.

In the event of any involuntary termination of your employment without cause (as determined by the Board of Directors), you will be provided with (i) twenty-four (24) months of base salary continuation (which, for the avoidance of doubt, shall exclude automobile allowance), payable in accordance with the regular payroll practices of the Company as in effect at the time of your termination, but in no event less frequently than monthly (the “Continuing Cash Payments”) and (ii) continuation of executive medical, dental and basic life insurance benefits for the same period (“Continuing Benefits”). Your right to receive these payments and benefits will be contingent upon your execution of, and the expiration of any revocation period for, a standard release (including confidentiality and non-competition restrictions) within 60 days of your termination of employment.

Unless you are a “specified employee” as defined below, the Continuing Cash Payments and Continuing Benefits shall commence or be paid (as applicable) upon the date that is sixty (60) days following your termination of employment; provided that if such payments or benefits are not “deferred compensation” for purposes of Code Section 409A, such payments or benefits shall commence upon the date that your release is no longer subject to revocation. The first payment after execution of the release shall include all amounts that would have been paid following your termination of employment had the release been effective immediately following termination but which were not yet paid. The Continuing Benefits shall in any event expire upon the date that is 24 months after your termination of employment. The Company may provide, in its sole discretion, that you may continue to participate in any Continuing Benefits delayed pursuant to this paragraph during the period of such delay, provided that you shall bear the full cost of such benefits during such delay period. Upon the date such Continuing Benefits would otherwise commence pursuant to this paragraph, the Company may reimburse you the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, in each case had such benefits commenced

Mr. Alan D. Feldman

November 11, 2008

immediately upon your termination of employment. Any remaining Continuing Benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

You hereby acknowledge that in the event of a termination following a change of control of the nature described in Section 4(b) of your Change in Control Agreement which entitles you to payments and benefits under your Change in Control Agreement, the following shall apply

(a) the amounts of any cash payments due pursuant to Section 4(b)(i) of your Change in Control Agreement shall be reduced by the Continuing Cash Payments (which, for the avoidance of doubt, shall be paid upon the schedule provided in this letter agreement), and

(b) you shall not be entitled to the Continuing Benefits, but shall instead receive the benefits described in your Change in Control Agreement.

If your are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(a) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(b) To the extent any benefits provided during the first six months after your termination are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, you shall pay the cost of such benefits during the first six months following termination and shall be reimbursed, to the extent such costs would otherwise have been paid by the Company or to the extent such benefits would otherwise have been provided by the Company at no cost to you, the cost of such coverage six months after your termination.

The intent of the parties is that payments and benefits under this letter agreement, as amended, comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith, however, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any other damages for failing to comply with Code Section 409A.

Mr. Alan D. Feldman

November 11, 2008

A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Sincerely,

/s/ Robert R. Schoeberl
Robert R. Schoeberl, Lead Director

I understand and agree to the above terms:

/s/ Alan D. Feldman
Alan D. Feldman